Corporate Affairs One Market, Spear Tower Suite 2400 San Francisco, CA 94105 1-800-743-6397	Exhibit 99.1

FOR IMMEDIATE RELEASE	February 17, 2011

PG&E CORPORATION REPORTS 2010 RESULTS; PROVIDES UPDATE ON COSTS RELATED TO SAN BRUNO ACCIDENT

(SAN FRANCISCO) – PG&E Corporation (NYSE: PCG) today reported its 2010 financial results, including the cost impacts associated with the September 9, 2010 natural gas transmission pipeline accident in San Bruno, California.

Net income after dividends on preferred stock (also called “income available for common shareholders”) was $1.10 billion or $2.82 per share, for 2010, as reported in accordance with generally accepted accounting principles (GAAP).  This compares to $1.22 billion or $3.20 per share, in 2009.  For the fourth quarter, net income was $250 million, or $0.63 per share, compared with $273 million, or $0.71 per share, in the same period of 2009.

GAAP results for the year reflect San Bruno-related costs totaling $283 million on a pre-tax basis, or $0.43 per share.  These costs included a $220 million provision booked in the third quarter for property damage, personal injury, and other third-party claims, as well as an additional $63 million in direct costs incurred in the third and fourth quarters for providing immediate support to the San Bruno community, re-inspecting natural gas transmission lines, and conducting other activities related to the accident.

“We are focusing the necessary resources and attention on the safety and reliability of our gas operations and improving those operations as we learn from the San Bruno tragedy,” said Peter A. Darbee, Chairman, CEO, and President of PG&E Corporation. “Our customers, shareholders, regulators, and other stakeholders have our commitment that PG&E will vigorously apply the lessons that emerge from this experience.”

On a non-GAAP basis – which excludes San Bruno-related costs as well as other one-time items – PG&E Corporation’s earnings from operations were $1.33 billion, or $3.42 per share, for 2010.  This compares with $1.22 billion, or $3.21 per share, for 2009.  Full-year earnings from operations for 2010 were within the company’s previously issued guidance range of $3.35 per share to $3.50 per share.

For the fourth quarter, earnings from operations were $277 million, or $0.70 per share, compared with $304 million, or $0.80 per share, in the same period last year.  The $0.10 per share decrease quarter-over-quarter reflects higher estimated costs to complete the SmartMeter™ program, the impact of a regularly scheduled nuclear refueling outage at the Diablo Canyon Power Plant, and a number of other smaller items.

2011 Earnings Guidance

PG&E Corporation is maintaining previously issued guidance for earnings from operations (non-GAAP) in the range of $3.65 to $3.80 per share for 2011.  Guidance excludes estimated San Bruno-related costs for 2011 which are being treated as an item impacting comparability.

Including estimated San Bruno-related costs for 2011, PG&E Corporation’s projected 2011 earnings per share on a GAAP basis has been updated to $2.94 to $3.50 per share.  As a result of substantial records validation efforts underway and additional pipeline testing and inspection that may be required, the estimated range for 2011 direct costs associated with the accident has increased to $200 million to $300 million pre-tax, compared to the prior range of $100 million to $150 million for 2010 and 2011 combined.  The estimated range for third-party liability for 2011 remains $0 to $180 million pre-tax.  This is in addition to a $220 million provision for third-party liability booked in the third quarter of 2010.  Projected results for 2011 do not reflect insurance recoveries, which may not occur until after 2011.

  Guidance is based on various assumptions, including approval of the settlement reached in Pacific Gas and Electric Company’s 2011 General Rate Case (GRC), capital spending consistent with the GRC settlement and other regulatory decisions, and the ability to earn the return on equity authorized by the California Public Utilities Commission (CPUC).

 PG&E Corporation discloses historical financial results and provides guidance based on “earnings from operations” in order to provide a measure that allows investors to compare the underlying financial performance of the business from one period to another, exclusive of items that management believes do not reflect the normal course of operations.  Earnings from operations are not a substitute or alternative for consolidated net income presented in accordance with GAAP (see the accompanying financial tables for a reconciliation of results and guidance based on earnings from operations to results and guidance based on consolidated net income in accordance with GAAP).

Supplemental Financial Information:

In addition to the financial information accompanying this release, an expanded package of supplemental financial and operational information will be furnished to the Securities and Exchange Commission and also will be available shortly on PG&E Corporation’s website (www.pgecorp.com).

Conference Call with the Financial Community to Discuss Fourth Quarter Results:
Today’s call at 11:30 a.m., Eastern Time, is open to the public on a listen-only basis via webcast.  Please visit www.pgecorp.com for more information and instructions for accessing the webcast.  The call will be archived on the website.  Also, a toll-free replay will be accessible shortly after the live call through 9:00 p.m., Eastern Time, on March 3, 2011, by dialing 866-415-9493.  International callers may dial 585-419-6446.  For both domestic and international callers, a confirmation code, 23734, will be required to access the replay.

This press release and tables contain forward-looking statements regarding management’s estimate of the potential costs associated with the San Bruno accident and guidance for PG&E Corporation’s 2011 earnings per share from operations that are based on current expectations and various assumptions that management believes are reasonable.  These statements and assumptions are necessarily subject to various risks and uncertainties, the realization or resolution of which may be outside of management’s control.  Actual results may differ materially.  Factors that could cause actual results to differ materially include:

•
Pacific Gas and Electric Company’s (“Utility”) ability to efficiently manage capital expenditures and its operating and maintenance expenses within authorized levels and timely recover its costs through rates;

•
the outcome of pending and future regulatory, legislative, or other proceedings or investigations, including the investigations by the National Transportation Safety Board (“NTSB”) and CPUC into the cause of the San Bruno accident and the safety of the Utility’s natural gas transmission pipelines in its northern and central California service territory, the CPUC investigation of the December 24, 2008 natural gas accident in Rancho Cordova; whether the Utility incurs civil or criminal penalties as a result of these proceedings; whether the Utility is required to incur additional costs for third-party liability claims or to comply with regulatory or legislative mandates which costs the Utility is unable to recover through rates or insurance; and whether the Utility incurs third-party liabilities or other costs in connection with service disruptions that may occur as the Utility complies with regulatory orders to decrease pressure in its natural gas transmission system;

•
reputational harm that PG&E Corporation and the Utility may suffer depending on the outcome of the various investigations, including those by the NTSB and the CPUC; the outcome of civil litigation; and the extent to which civil or criminal proceedings may be pursued by regulatory or governmental agencies;

•
the adequacy and price of electricity and natural gas supplies the extent to which the Utility can manage and respond to the volatility of electricity and natural gas prices, and the ability of the Utility and its counterparties to post or return collateral;

•
explosions, fires, accidents, mechanical breakdowns, the disruption of information technology and systems, human errors, and similar events that may occur while operating and maintaining an electric and natural gas system in a large service territory with varying geographic conditions that can cause unplanned outages, reduce generating output, damage the Utility’s assets or operations, subject the Utility to third-party claims for property damage or personal injury, or result in the imposition of civil, criminal, or regulatory fines or penalties on the Utility;

•
the impact of storms, earthquakes, floods, drought, wildfires, disease, and similar natural disasters, or acts of terrorism or vandalism, that affect customer demand or that damage or disrupt the facilities, operations, or information technology and systems owned by the Utility, its customers, or third parties on which the Utility relies;

•	the potential impacts of climate change on the Utility’s electricity and natural gas businesses;

•
changes in customer demand for electricity (“load”) and natural gas resulting from unanticipated population growth or decline, general economic and financial market conditions, changes in technology that include the development of alternative technologies that enable customers to increase their reliance on self-generation, or other reasons;

•
the occurrence of unplanned outages at the Utility’s two nuclear generating units at Diablo Canyon Power Plant (“Diablo Canyon”); the availability of nuclear fuel; the outcome of the Utility’s application to renew the operating licenses for Diablo Canyon; and potential changes in laws or regulations promulgated by the Nuclear Regulatory Commission (“NRC”) or environmental agencies with respect to the storage of spent nuclear fuel, security, safety, cooling water intake, or other matters associated with the operations at Diablo Canyon;

•
whether the Utility earns incentive revenues or incurs obligations under incentive ratemaking mechanisms, such as the CPUC’s incentive ratemaking mechanism relating to energy savings achieved through implementation of the utilities’ customer energy efficiency programs;

•	the impact of federal or state laws or regulations, or their interpretation, on energy policy and the regulation of utilities and their holding companies;

•
whether the Utility can successfully complete its program to install advanced meters for its electric and natural gas customers, allay customer concerns about the new metering technology, and integrate the new meters with its customer billing and other systems while also implementing the system design changes necessary to accommodate retail electric rates based on dynamic pricing (i.e., electric rates that can vary with the customer’s time of use and are more closely aligned with wholesale electricity prices) by the CPUC’s due dates;

•
how the CPUC interprets and enforces the financial and other conditions imposed on PG&E Corporation when it became the Utility’s holding company and the extent to which the interpretation or enforcement of these conditions has a material impact on PG&E Corporation;

•
the extent to which PG&E Corporation or the Utility incurs costs in connection with third-party claims or litigation, including those arising from the San Bruno accident, that are not recoverable through insurance, rates, or from other third parties;

•	the ability of PG&E Corporation, the Utility, and counterparties to access capital markets and other sources of credit in a timely manner on acceptable terms;

•
the impact of environmental laws and regulations addressing the reduction of carbon dioxide and other greenhouse gases, water, the remediation of hazardous waste, and other matters; and whether the Utility is able to recover the costs of compliance with such laws, including the cost of emission allowances and offsets that the Utility may incur under federal or state cap-and-trade regulations;

•
the loss of customers due to various forms of bypass and competition, including municipalization of the Utility’s electric distribution facilities, increasing levels of “direct access” by which consumers procure electricity from alternative energy providers, and implementation of “community choice aggregation,” which permits cities and counties to purchase and sell electricity for their local residents and businesses;

•
the outcome of federal or state tax audits and the impact of changes in federal or state tax laws, policies, or regulations, such as The Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010; and

•	other factors and risks discussed in PG&E Corporation and the Utility’s 2010 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

PG&E Corporation
Condensed Consolidated Statements of Income
(in millions, except per share amounts)

	Year ended December 31,
	2010	2009	2008
Operating Revenues
Electric	$10,645	$10,257	$10,738
Natural gas	3,196	3,142	3,890
Total operating revenues	13,841	13,399	14,628
Operating Expenses
Cost of electricity	3,898	3,711	4,425
Cost of natural gas	1,291	1,291	2,090
Operating and maintenance	4,439	4,346	4,201
Depreciation, amortization, and decommissioning	1,905	1,752	1,651
Total operating expenses	11,533	11,100	12,367
Operating Income	2,308	2,299	2,261
Interest income	9	33	94
Interest expense	(684)	(705)	(728)
Other income (expense), net	27	67	(4)
Income Before Income Taxes	1,660	1,694	1,623
Income tax provision	547	460	425
Income From Continuing Operations	1,113	1,234	1,198
Discontinued Operations
NEGT income tax benefit	-	-	154
Net Income	1,113	1,234	1,352
Preferred stock dividend requirement of subsidiary	14	14	14
Income Available for Common Shareholders	$1,099	$1,220	$1,338
Weighted Average Common Shares Outstanding, Basic	382	368	357
Weighted Average Common Shares Outstanding, Diluted	392	386	358
Earnings Per Common Share from Continuing Operations, Basic	$2.86	$3.25	$3.23
Net Earnings Per Common Share, Basic	$2.86	$3.25	$3.64
Earnings Per Common Share from Continuing Operations, Diluted	$2.82	$3.20	$3.22
Net Earnings Per Common Share, Diluted	$2.82	$3.20	$3.63
Dividends Declared Per Common Share	$1.82	$1.68	$1.56

Reconciliation of PG&E Corporation’s Earnings from Operations to Consolidated Income Available for Common Shareholders in Accordance with Generally Accepted Accounting Principles (“GAAP”)
Fourth Quarter and Year-to-Date, 2010 vs. 2009
(in millions, except per share amounts)

	Three months ended December 31,				Twelve months ended December 31,
	Earnings		Earnings per Common Share (Diluted)		Earnings		Earnings per Common Share (Diluted)

	2010	2009	2010	2009	2010	2009	2010	2009

PG&E Corporation Earnings from Operations (1)	$277	$304	$0.70	$0.80	$1,331	$1,223	$3.42	$3.21
Items Impacting Comparability: (2)
Statewide ballot initiative (3)	-	-	-	-	(45)	-	(0.12)	-
Federal healthcare law (4)	-	-	-	-	(19)	-	(0.05)	-
San Bruno accident(5)	(27)	-	(0.07)	-	(168)	-	(0.43)	-
Tax refund (6)	-	-	-	-	-	66	-	0.18
Recovery of hydro divestiture costs (7)	-	-	-	-	-	28	-	0.07
Accelerated work on gas system (8)	-	(27)	-	(0.08)	-	(59)	-	(0.16)
Severance costs (9)	-	(4)	-	(0.01)	-	(38)	-	(0.10)
PG&E Corporation Earnings on a GAAP basis	$250	$273	$0.63	$0.71	$1,099	$1,220	$2.82	$3.20

1.	“Earnings from operations” is not calculated in accordance with GAAP and excludes items impacting comparability as described in Note (2) below.

2.	Items impacting comparability reconcile earnings from operations with Consolidated Income Available for Common Shareholders as reported in accordance with GAAP.

3.
For the twelve months ended December 31, 2010, PG&E Corporation’s subsidiary, Pacific Gas and Electric Company (Utility) contributed $45 million to support Proposition 16 - The Taxpayers Right to Vote Act.

4.	For the twelve months ended December 31, 2010, the Utility recorded a charge of $19 million triggered by the elimination of the tax deductibility of Medicare Part D federal subsidies.

5.
For the three and twelve months ended December 31, 2010, the Utility recorded charges of $27 million and $168 million, after-tax, for the San Bruno accident. These charges primarily included a provision for estimated third-party claims for personal injury and property damage claims, and other damage claims, as well as, costs incurred to provide immediate support to the San Bruno community, re-inspect the Utility's natural gas transmission lines, and to perform other activities following the accident.

6.	For the twelve months ended December 31, 2009, PG&E Corporation recognized $66 million for the interest benefit of a tax settlement.

7.
For the twelve months ended December 31, 2009, the Utility recognized income of $28 million, after-tax, for the recovery of costs previously incurred in connection with its hydroelectric generation facilities.

8.
For the three and twelve months ended December 31, 2009, the Utility incurred $27 million and $59 million, respectively, after-tax, for costs to perform accelerated system-wide natural gas integrity surveys and associated remedial work.

9.
For the three and twelve months ended December 31, 2009, the Utility accrued $4 million and $38 million, after-tax, respectively, of severance costs related to the elimination of approximately 2% of its workforce.

Reconciliation of Pacific Gas and Electric Company’s Earnings from Operations to Consolidated Income Available for Common Stock in Accordance with GAAP
Fourth Quarter and Year-to-Date, 2010 vs. 2009
(in millions)

	Three months ended December 31,		Twelve months ended December 31,

	Earnings		Earnings
	2010	2009	2010	2009
Pacific Gas and Electric Company Earnings from Operations (1)	$277	$294	$1,339	$1,239
Items Impacting Comparability: (2)
Statewide ballot initiative (3)	-	-	(45)	-
Federal healthcare law (4)	-	-	(19)	-
San Bruno accident (5)	(27)	-	(168)	-
Tax refund (6)	-	-	-	66
Recovery of hydro divestiture costs (7)	-	-	-	28
Accelerated work on gas system (8)	-	(27)	-	(59)
Severance costs (9)	-	(4)	-	(38)
Pacific Gas and Electric Company Earnings on a GAAP basis	$250	$263	$1,107	$1,236

1.	“Earnings from operations” is not calculated in accordance with GAAP and excludes items impacting comparability as described in Note (2) below.

2.	Items impacting comparability reconcile earnings from operations with Consolidated Income Available for Common Stock as reported in accordance with GAAP.

3.	For the twelve months ended December 31, 2010, the Utility contributed $45 million to support Proposition 16 - The Taxpayers Right to Vote Act.

4.	For the twelve months ended December 31, 2010, the Utility recorded a charge of $19 million triggered by the elimination of the tax deductibility of Medicare Part D federal subsidies.

5.
For the three and twelve months ended December 31, 2010, the Utility recorded charges of $27 million and $168 million, after-tax, for the San Bruno accident. These charges primarily included a provision for estimated third-party claims for personal injury and property damage claims, and other damage claims, as well as, costs incurred to provide immediate support to the San Bruno community, re-inspect the Utility's natural gas transmission lines, and to perform other activities following the accident.

6.	For the twelve months ended December 31, 2009 the Utility recognized $66 million for the interest benefit of a tax settlement.

7.	For the twelve months ended December 31, 2009, the Utility recognized $28 million, after-tax, for the recovery of costs previously incurred in connection with its hydroelectric generation facilities.

8.
For the three and twelve months ended December 31, 2009, the Utility incurred $27 million and $59 million, respectively, after-tax, of costs to perform accelerated system-wide natural gas integrity surveys and associated remedial work.

9.
For the three and twelve months ended December 31, 2009, the Utility accrued $4 million and $38 million, after-tax, respectively, of severance costs related to the reduction of approximately 2% of its workforce.

Key Drivers of PG&E Corporation Earnings per Common Share from Operations
Fourth Quarter and Year-to-Date, 2010 vs. 2009
($/Share, Diluted)

Q4 2009 EPS from Operations (1)	$0.80
Increase in rate base revenues	0.06
Disability expense	0.01

SmartMeter TM	(0.05)
Nuclear refueling outage	(0.03)
Storm and outage expenses	(0.01)
Severance costs	(0.01)
Energy efficiency incentive revenues	(0.01)
Increase in shares outstanding	(0.02)
Miscellaneous items	(0.04)
Q4 2010 EPS from Operations (1)	$0.70

2009 YTD EPS from Operations (1)	$3.21
Increase in rate base revenues	0.23
Nuclear refueling outage	0.05
Disability expense	0.03
Uncollectibles expenses, net	0.02
Severance costs	0.01
Miscellaneous items	0.04

SmartMeter TM	(0.05)
Storm and outage expenses	(0.04)
Energy efficiency incentive revenues	(0.01)
Increase in shares outstanding	(0.07)
2010 YTD EPS from Operations (1)	$3.42

1.	See the preceding tables for a reconciliation of EPS from operations to EPS on a GAAP basis.

PG&E Corporation EPS Guidance

2011 EPS Guidance	Low	High
EPS Guidance on an Earnings from Operations Basis	$3.65	$3.80

Estimated Items Impacting Comparability (1)
San Bruno accident (2)	(0.71)	(0.30)

Estimated EPS on a GAAP Basis	$2.94	$3.50

1.	Items impacting comparability reconcile earnings from operations with Consolidated Income Available for Common Shareholders in accordance with GAAP.
2.
The estimate includes costs associated with re-inspecting the Utility’s natural gas transmission lines, validating its records, and other activities in connection with the accident, as well as third-party claims for personal injury, property damage and other damages.

Management’s guidance for PG&E Corporation’s 2011 EPS from operations constitute forward-looking statements that are based on current expectations and various assumptions which management believes are reasonable. These statements and assumptions are necessarily subject to various risk and uncertainties, the realization or resolution of which may be outside of management’s control. Actual results may differ materially. For a discussion of the factors that could cause actual results to differ materially see the factors listed in the attached press release and the discussion of risk factors in PG&E Corporation and Pacific Gas and Electric Company’s 2010 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.